Exhibit 3.7.2
Interactive Commercial Information from the Registries of Commerce of Spain
REGISTRY OF COMMERCE OF BARCELONA
Issued on: 05/19/2011 at 8:44 a.m.
BYLAWS
GENERAL DATA

Name:	INSTITUTO GRIFOLS SA

Start of Operations:	09/21/1987

Corporate Address:	POLIG. LEVANTE C/CAN GUASCH S/N
PARETS

Duration:	INDEFINITE

C.I.F. [Tax Identification Code]:	A58419326

Registry Information:	Sheet B-110367
Volume 41752
Page 56

Corporate Purpose:	THE PERFORMANCE OF CLINICAL AND BIOLOGICAL RESEARCH AND THE PREPARATION OF REAGENTS AND THERAPEUTIC AND DIETARY PRODUCTS; MOREOVER, IT MAY ENGAGE IN OTHER PHARMACEUTICAL SPECIALTIES. EXPAND TO: THE PROVISION OF MEDICAL AND HEALTH SERVICES OF ANY KIND IN OR FOR HOSPITALS, CLINICS, SANATORIUMS, DOCTOR’S OFFICES, HEALTH RESORTS AS WELL AS ANY OTHER MEDICAL OR THERAPEUTIC CENTERS. ETC. THE PERFORMANCE OF CLINICAL AND BIOLOGICAL RESEARCH, THE PREPARATION AND MANUFACTURE OF BLOOD PRODUCTS, REAGENTS, THERAPEUTIC AND DIETARY PRODUCTS AND PHARMACEUTICAL SPECIALTIES. THE PROVISION OF HEALTH SERVICES...

Structure of the governing body:	Board of Directors

Last accounts deposited:	2009

VALID TITLE REGISTRATION REQUESTS
There are no valid title registration requests

SPECIAL SITUATIONS
There are no special situations

BYLAWS
BYLAWS. TITLE I. NAME, PURPOSE, ADDRESS AND DURATION. ARTICLE 1.- The Company called INSTITUTO GRIFOLS, S.A., is a commercial company, established as a corporation, under Spanish law and it is governed by these Bylaws and, in all matters not covered herein or in all mandatory matters, by the Consolidated Text of the Corporations Act of December 22, 1989, the Commercial Code and other applicable current provisions. Article 2.- The Company’s purpose is: 1. The performance of clinical and biological research, the preparation and manufacture of blood products, reagents, therapeutic and dietary products and pharmaceutical specialties. 2. The provision of health services of any kind in or for hospitals, clinics, sanatoriums, doctor’s offices, health resorts as well as any other medical or therapeutic centers. 3. The provision of services to transform blood plasma, from the donations made to Blood Banks or other Blood Transfusion Centers, into blood products, as well as the performance of activities for the distribution of the transformed Blood products to their places of origin, and 4. The performance of other pharmaceutical specialties. All those activities for which the law requires special requirements which are not met by this Company are excluded from the corporate purpose. Such activities may be carried out by the Company, either directly or indirectly, through ownership of shares or participations in companies with similar purposes or using any other method allowed by law. Article 3.- The Company establishes its corporate offices in Polígono Levante, Calle Can Guasch s/n, 08150 Parets del Vallés (Barcelona), and may decide to relocate within the same town, establish branches, offices or agencies anywhere in Spain or abroad, by agreement of the Board of Directors. Article 4.- The duration of the Company is indefinite; it began operations on September 21, 1987. Article 5.- The fiscal year begins on the first day of January and ends on December 31st of each year, with the exception of the year ending on December 31, 1997, which began on August 1, 1997. TITLE II. SHARE CAPITAL AND SHARES. Article 6.- The share capital is set at 1,537,989.05 Euros, represented by 51,181 registered shares, each with a nominal value of 30.05 Euros, numbered consecutively from 1 to 51,181, both included. The shares will be represented by a certificate, share books will be issued; they may incorporate one or more shares of the same series and will contain all the legal provisions of Article 53 of the Corporations Act. The shares are subscribed and paid in full. The company shall keep a Shares Registry Book in which the successive transfers of shares will be recorded. Article 7.- The Company considers the shares to be indivisible, so it will only recognize one owner per share. The co-owners of any share must be represented before the Company by a single person, notwithstanding the fact they will be severally and jointly liable for all liabilities arising from ownership of the share. TITLE III. RIGHTS AND OBLIGATIONS OF THE SHAREHOLDERS. Article 8.- The acquisition of one or more shares implies agreement with and acceptance of these Bylaws, and being a shareholder implies, without exception, not only the acceptance of these Bylaws, but also compliance with the agreements of the General Shareholders Assembly, with the decisions of the Board of Directors, and compliance with all other obligations arising from the deed of incorporation or the application or interpretation of these Bylaws, notwithstanding, however, the rights and remedies the Law grants to shareholders. Article 9.- Each share grants its legitimate holder the status or condition of being a shareholder with the rights and obligations inherent thereto, in accordance with these Bylaws and the legal dispositions in force, and among them: 1.- Proportionate share in the Company’s profits. 2.- Proportionate share in the Company’s assets resulting from the Company’s liquidation. 3.- The right of first refusal in the event of new share issues. 4.- The right to attend and vote in the General Assemblies. 5.- The right to transfer, pledge, offer as collateral or otherwise dispose of the legal or beneficial ownership of their shares, as provided in these Bylaws. 6.- All others conferred by the Law. Article 10.- The shares may be transferred by any means permitted by Law. Nevertheless, the shareholders and alternatively the Company will have the right of first refusal to acquire all or part of the shares that any shareholder wishes to dispose of inter vivos for consideration to any person other than their spouse, progenitors or progeny to which end they must notify the Company’s Directors as to the numbers of the shares to be transferred, the name and details of the alleged purchaser and the price offered. The Board of Directors shall notify this immediately, within a maximum of ten working days, to the other shareholders, who shall have a period of thirty days to exercise their rights of first refusal. If there were more than one applicant, the shares will be distributed among them in proportion to the number of shares they already hold. In the event there is a surplus which cannot be apportioned, it will be awarded by raffling the remaining shares one by one among the applicants, excluding from the successive draws those shareholders which have been awarded a share in the previous draws. If none of the shareholders stated their intent to acquire the offered shares, or there is a surplus, the Company may acquire them in the legally established manner, within another thirty days. After notifying the selling shareholder that neither the shareholders nor the Company are interested in purchasing the offered shares, or after the aforementioned periods have expired without any notification, the former may freely transfer the shares in question to the mentioned person at the mentioned price, provided they do so within two months following the day on which their right was confirmed. After this period has elapsed without the transfer taking place, the aforementioned formalities must be repeated to try the sale again. In cases of judicial transmission, the same formalities and deadlines will be followed so that the shareholders and alternatively the company can have the right of first refusal for the shares, with said deadlines starting to count as of the time the person who acquired the shares notifies the Company’s Directors of the award formalized in their favor. The same right of first refusal will exist in case of a donation or “causa mortis” transfer in favor of persons other than the spouse or the shareholder’s direct progenitors or progeny, in which case the heirs, legatees, grantees or recipients must notify the Company’s Directors of the acquisition, at which point the procedures and deadlines foreseen in the preceding paragraphs shall apply. The price at which the shareholders, who exercise their right of first refusal, or the Company in its case, may acquire the offered shares, shall be the actual value thereof. In event of a lack of agreement about the real value, it will be determined pursuant to Article 64 of the Corporations Act. The Company will not recognize anyone as a shareholder if they acquired the shares without complying with the above requirements, nor until they notify the Company of the already made acquisition. If a shareholder who wishes to exercise the right of first refusal cannot exercise it as a result of a legal provision that impedes it, they may appoint a natural or legal person who may take their place and rights for the aforementioned purposes. Notwithstanding the foregoing, if the acquisition by a foreign national requires administrative authorization, they must state whether or not they intend to acquire the shares within the scheduled deadline, and if they do intend to acquire them, the deadlines specified in this article will be suspended, until the final decision on the matter has been made by the competent authority, which will be understood as denied if nothing has been heard after twelve months. The party stating their intent to acquire the shares must start the procedure within a maximum of one month counted from the date of the affirmative answer. In order to divulge the provisions of this article, the certificates for the shares shall carry the words: “The transmission of this share is subject to the limitations established in Article 10.- of the Corporate Bylaws.” TITLE IV. GOVERNANCE AND MANAGEMENT OF THE COMPANY. Article 11.- The governance and management of the Company shall be conferred upon: a) The General Shareholders Assembly. b) The Board of Directors. This notwithstanding any other positions that may be appointed pursuant to the bylaws or legal imperatives. FIRST SECTION: ON THE GENERAL ASSEMBLY. Article 12.- The legally established General Shareholders Assembly represents all the shareholders and its decisions, adopted pursuant to these Bylaws, will be binding on all shareholders, including the dissenting ones and those who did not take part in the vote, notwithstanding, however, the rights conferred by the Law to shareholders. Article 13.- The General Shareholders Assemblies may be Ordinary or Extraordinary. The Ordinary General Shareholders Assembly will be held within the first six months of each fiscal year to review the company’s management, approve, in its case, the previous year’s accounts and decide on the distribution of results. All other Assemblies shall be considered Extraordinary. The Extraordinary Assemblies will convene whenever the Company’s Board of Directors deems appropriate or at the request of shareholders representing at least 5% of the share capital, stating in the request the matters to be discussed at the Assembly. In this case, the Assembly must be convened to be held within thirty days from the date on which the Board of Directors received a notarized request to convene the Assembly. Article 14.- The convening of the Assembly, whether Ordinary or Extraordinary, shall be through an announcement published in the Official Gazette of the Registry of Commerce, as well as in one of the largest circulation newspapers in the province of the corporate address. The announcement will be published at least fifteen days before the date set for the Assembly, except in the event of mergers and splits, in which case the advance notice must be sent at least one month before. The announcement must state whether the Assembly is Ordinary or Extraordinary, and will state the date the meeting will be held on first call and all the matters to be addressed. Likewise, it shall also state the date on which, if appropriate, the Assembly will meet on second call, and there must be, at least, twenty-four hours between the first and second call. The announcement of the Assemblies, both Ordinary and Extraordinary, will also be sent individually to each shareholder by registered letter if they live in Spain, and airmail letter if they live abroad, at least fifteen days before the date scheduled for the Assembly. Article 15.- The General Shareholder Assembly, both Ordinary and Extraordinary, will be validly established on first call when the shareholders, present or represented, hold at least 25% of the subscribed capital with voting rights. On second call, the Assembly will be validly established regardless of the capital that is in attendance. However, in order for the Ordinary or Extraordinary General Assembly to be able to validly agree to issue bonds, increase or reduce capital, transform, merge or split the Company and, in general, make any amendment to the Corporate Bylaws, it will require, on first call, the attendance of shareholders, present or represented, holding, at least, 50% of the subscribed capital with voting rights. On second call, the attendance of 25% of said capital will be enough. Notwithstanding the provisions in the paragraphs above, the Assembly shall be deemed to be convened and will be validly established to discuss any matter, whenever all the share capital is present and the attendees unanimously agree to hold the General Assembly. Article 16.- In order to attend the General Assemblies, it is essential for the shares to be registered in the Shares Registry Book, at least five days before the day on which the Assembly should be held. Any shareholder who is entitled to attend in accordance with the preceding paragraph may be represented at the Assembly by another person, even if they are not a shareholder, by means of a written authorization signed by the absent shareholder, specifying for which Assembly it is granted. Article 17.- Each share gives the right to one vote, and the Assembly’s agreements will be decided by the majority vote of those present or represented, except for those cases where the Law establishes a higher favorable vote. Article 18.- The General Assemblies will be held at the corporate address on the date and at the time indicated in the announcement. The Assemblies will be chaired by the Chairman of the Board of Directors or by the Director who validly replaces them, and in their absence, by the assistant appointed for that purpose by the shareholders. The Chairman will be assisted by a Secretary who will also be the Secretary of the Board itself. In the absence of the Secretary of the Board, this role will be performed by the assistant to the Board appointed for that purpose by the shareholders. The Chairman shall direct the discussions and may resolve the procedural issues that arise. Before starting on the items in the agenda, a list of attendees will be prepared, stating the nature or representation of each attendee and the number of shares, theirs and belonging to others, with which they attend the Assembly. The deliberations and decisions of the Assemblies will be recorded in the appropriate minutes in the corresponding book, with each Assembly’s minutes being approved in the legally established manner. The certificates of such minutes shall be issued by the Secretary and countersigned by the Chairman. Article 19.- The validly adopted agreements reached by the General Assemblies will be effective as of their approval in accordance with the provisions of Article 113 of the Corporations Act and will be binding on all shareholders, including those absent or dissenting, and subject to the rights to challenge and separation, if any, that the Law grants to shareholders. SECOND CHAPTER: ON THE COMPANY MANAGEMENT. Article 20.- The Management and legal representation of the company will fall on a Board of Directors, comprising a minimum of three Directors and a maximum of ten. The Directors will be freely appointed and dismissed by the General Assembly and shall serve for a term of five years, and they may be reelected one or more times for periods of equal maximum length. The General Shareholders Assembly shall determine the amount of the remuneration, which will consist of a share in the Company’s profits which shall not exceed 10% thereof, respecting the provisions of Article 130 of the Corporations Act. Article 21.- The Board of Directors will be validly established whenever an absolute majority of its members attend the meeting, either in person or through representation. The agreements will be adopted by absolute majority of the Directors attending the meeting except in those cases that require other special quorums, which must be convened by the Chairman or their substitute. The discussions and agreements of the Board will be recorded in a minutes’ book, and will be signed by the Chairman and the Secretary. Article 22.- The Board of Directors shall represent the Company, in and out of court, in whatever matters affect the Company’s business and affairs. Merely for illustrative but not limitative purposes, the following are stated as powers of the Company’s Board of Directors: a) Manage the Company’s assets of any kind; start, continue and complete all manner of procedures before any person or entity, the State, the Autonomous Regions, the Autonomous Organizations, the Province and the Municipality. b) Collect and pay any sums owed to or by the Company for any reason or cause, even enforcing any order of payment from the State, Autonomous Entities, the Province and the Municipality in any of their agencies, including Tax Authority delegations, signing the receipts and other documents that are required. c) Represent the Company in all types of contracts and transactions, with express powers to lease, buy, sell, exchange, transfer and otherwise acquire and dispose of real and personal property; effect land consolidations and segregations; describe remaining areas; formalize new building works declarations; establish real estate under commonhold and, in general, carry out as regards said property, all manner of management and ownership acts and contracts. d) Borrow money from any person or entity, including the Banco Hipotecario de España [Mortgage Bank of Spain], Banco de Crédito a la Construcción [Bank for Construction Credits], Savings Banks or similar entities, establishing as collateral for the capital and ancillary responsibilities they freely agree upon, a mortgage on the Company’s real or personal property. Cancel mortgages and other liens established in favor of the Company. e) Draw, endorse, negotiate, accept, collect, pay and protest bills of exchange, checks and other credit and draft instruments; open, monitor and cancel any cash or credit accounts, with or without collateral on securities and other assets; establish, cancel and withdraw provisional and final bonds, as well as deposits and guarantees of any kind. All of the above in any Bank, Savings Bank or similar entities, including the Banco de España [Bank of Spain] and its branches. f) Hire and fire staff, setting their wages and other perquisites; submit employment sanction files to the Courts for Social Matters, with the power to answer depositions during a trial. g) Take part in any kind of auctions and tenders that may be held by individuals or Bodies and Departments of the State, Autonomous Entities, the Province or the Municipality and any others. h) Resolve, settle, compromise, initiate, pursue and terminate any procedures, matters or tasks which are of interest to the Company and exercise all the actions of any kind the Company is entitled to. i) Confer and revoke powers of attorney of all kinds, even for litigation and lawsuits, with the ordinary and special powers they decide, as well as submit an appeal, without any limitation. j) Grant and sign the public and private documents that are necessary or appropriate for the above, agreeing to all kinds of clauses therein, without any limitation. Article 23.- The Board of Directors may grant on behalf of one or more of its members, or to non-members, all or part of the powers listed in the previous article, empowering them to use the title of Chief Executive Officer, Manager, Agent or another appropriate one. Likewise it may revoke said delegations at any time. TITLE V. ON THE ANNUAL ACCOUNTS AND APPLICATION OF RESULTS. Article 24.- The Board of Directors must prepare, within a maximum period of three months from the close of the fiscal year, the annual accounts, that is, the Balance Sheet, the Profit and Loss Statement and the Notes, as well as the management report and the proposed application of results, for said fiscal year, with the requirements established by Law. The annual accounts and the management report must be reviewed by the Auditors, except when the Company may submit an abridged balance, as provided in the Corporations Act, and will be submitted to consideration by the shareholders, and to the consideration and approval, in its case, of the General Shareholders Assembly, with the requirements established in the Corporations Act. TITLE VI. TRANSFORMATION, MERGER, SPLIT, DISSOLUTION AND LIQUIDATION OF THE COMPANY. Article 25.- The Extraordinary General Shareholders Assembly, convened for that purpose, may arrange and carry out the transformation, merger and split of the Company, complying at all times with the provisions in that regard of the Corporations Act and these Bylaws. Article 26.- The Company may be dissolved with the prior agreement of the General Shareholders Assembly and for any of the grounds specified in Article 260 of the Corporations Act. Article 27.- Once the dissolution has been agreed upon, the liquidation will take place, in its case, pursuant to the provisions of the Corporations Act. To that end, the General Shareholders Assembly shall appoint one or more liquidators, in an odd number, and will confer the appropriate mandate upon them. Article 28.- After the liquidation, the liquidator or liquidators will prepare the Final Balance Sheet and will determine the value of the corporate assets and the liquidation quota which corresponds to each share. GENERAL PROVISIONS. Article 29.- 1. Any question concerning the interpretation and application of these Corporate Bylaws that so requires, except those regulated by the Corporations Act, shall be settled by arbitration in equity, pursuant to Law 36/1988, of December 5. 2. Those persons declared incompatible under any precept, especially those in Law 25/1983 of December 26, amended by Law 9/1991 of March 22, may not hold positions in the Company, or exercise them.